Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated March 10, 2011 with respect to our audit of the consolidated statements of operations, stockholders’ equity (deficit) and comprehensive loss and cash flows of Mast Therapeutics, Inc. (formerly, ADVENTRX Pharmaceuticals, Inc.) and Subsidiaries (a development stage enterprise) for the period from January 1, 2002 through December 31, 2010, included in the Annual Report on Form 10-K of Mast Therapeutics, Inc. for the year ended December 31, 2012.

/s/ CohnReznick LLP

San Diego, California

August 5, 2013